EXHIBIT 99.2

February 7, 2005

Verso Announces Completion of Private Placement

ATLANTA, Georgia –Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, today announced that it has completed a private placement of senior unsecured convertible debentures and warrants pursuant to a securities purchase agreement with certain institutional investors. Verso issued $13.5 million of senior unsecured convertible debentures, Series A warrants exercisable for 10.8 million shares of common stock and Series B warrants exercisable for 10 million shares of common stock. After expenses, the company will realize approximately $12.5 million in net proceeds from the sale of these securities, including $1.6 million in restricted cash.

The $13.5 million in aggregate principal amount of 6% senior unsecured convertible debentures due February 2009 are convertible into approximately 27 million shares of common stock at an initial conversion price of $0.50 per share, subject to anti-dilution adjustments and to certain limitations. Interest is payable on a quarterly basis beginning April 2005 and principal is payable on a quarterly basis beginning August 2006. The Series A warrants are exercisable over a five year period for an aggregate of approximately 10.8 million shares of common stock at an initial exercise price of $0.72 per share, subject to anti-dilution adjustments and to certain limitations. The Series B warrants are exercisable for an aggregate of 10 million shares of common stock at an initial exercise price of $0.78 per share, subject to anti-dilution adjustments and to certain limitations. The Series B Warrants may only be exercised if Verso shareholders approve an amendment to Verso’s articles of incorporation to increase the number of authorized shares of common stock to a number sufficient to permit the issuance of all of the shares of common stock underlying the Series B Warrants. Verso has committed to seek this approval at a shareholders’ meeting to be held no later than April 30, 2005. The series B warrants are exercisable for the period ending 90 days after the later of the date that a registration statement covering the shares of common stock issuable upon the exercise of the warrants is declared effective or the date that the shareholders approve the increase in the number of authorized shares. The restricted cash of $1.6 million represents two years of interest escrowed.

In connection with this private placement, Verso’s directors and executive management team voluntarily permitted the company to use the shares of common stock underlying their options to satisfy the company’s obligations to reserve the total number shares of common stock issuable upon conversion of the debentures and exercise of the Series A Warrants. As a result, the options held by executive management and the company’s directors are in effect unexercisable until additional shares of common stock become available as a result of an increase in the company’s authorized number of shares of common stock or otherwise.

“This transaction provides us with the necessary capital to execute on our business plan,” explained Juliet Reising, Verso’s Chief Financial Officer. “Over the last several months, we have implemented salary reductions, eliminated positions, divested assets that are not consistent with our growth strategy and taken other cost cutting measures. We are now focused on areas which have the most potential for revenue and profit. The financing was an integral part of our process to deliver on our strategy, which is to focus on next generation network solutions and become cash flow positive as quickly as possible.”

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. As part of the terms of the private placement, Verso is obligated to file a registration statement to register for resale under the Securities Act the shares of common stock issuable upon conversion of the debentures and exercise of the warrants sold in the private placement.

About Verso Technologies
Verso is a leading provider of next generation communication solutions for carriers and service providers that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 120 countries. For more information, contact Verso at www.verso.com or call 678.589.3500.

Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words - “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Verso Investor Contact:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
678.589.3579
Monish.Bahl@verso.com